NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 http://www.globalscape.com/company/contact.aspx

GLOBALSCAPE RECEIVES SATAI TECHNOLOGY SUPERSTAR AWARD

Company Poised for Leadership Position in Technology Community

SAN ANTONIO, Texas - November 2, 2009 - GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced that it has received a Technology Superstar Award from SATAI, a technology acceleration and commercialization center based in San Antonio. The annual Technology Superstar Award recognizes companies that are poised to become leaders in the South Texas technology community.

"GlobalSCAPE is a success story with strong credentials in US and international IT markets," said Jim Poage, president and CEO of SATAI.  "SATAI aims to increase mutual awareness, business relationships, and sales across our technology industries. We look forward to working with GlobalSCAPE to advance the technology community in San Antonio and throughout Texas."

GlobalSCAPE's leadership team has substantial prior experience and extensive contacts within the local, state, and national IT communities. President and CEO Jim Morris opened the San Antonio office of Trident Data Systems (acquired by General Dynamics) and, as the senior executive, grew the operation to more than 200 employees serving national security and Fortune 100 commercial customers. Craig Robinson, Chief Operating Officer, was Trident's commercial president and later co-founded Secure Network Consulting, Inc. (SNCi) in San Antonio. Through acquisitions by AXENT Technologies and Symantec Corporation, SNCi provided the foundation for Symantec's professional services organization. Other GlobalSCAPE executives have held leadership positions at Southwest Research Institute and SecureLogix in San Antonio.

Robinson accepted GlobalSCAPE's Technology Superstar Award at the SATAI STARs 2009 Technology Innovation Conference held last week at the University of Incarnate Word. "These are exciting times for GlobalSCAPE," said Robinson. "The Technology Superstar Award reflects our continued deep ties within the San Antonio business community as we have grown into an international leader in our target markets."

The Technology Superstar Award is the fifth industry recognition of GlobalSCAPE since September. Gartner Group identified GlobalSCAPE as a leader in the Gartner Magic Quadrant for Managed File Transfer, published on September 18, 2009. GlobalSCAPE announced earlier this month that it was ranked among the top 50 workplaces in San Antonio for 2009 by the San Antonio Express-News. The full list and ranking was noted in the Express-News Special Edition Top Workplaces 2009 publication on October 11, 2009. The company also announced that it has been named to Deloitte's Technology Fast 500™, a ranking that recognizes the fastest growing technology, media, telecommunications, life sciences, and clean technology companies in North America. Most recently, the US Army awarded GlobalSCAPE a Certificate of Networthiness for Enhanced File Transfer Server™ 6.1.

"We have established tremendous business momentum, as described in our recent announcements," Robinson added. "The diversity of our recent industry recognitions validates our continued emphasis on operational excellence. The Technology Superstar Award and other accomplishments are a credit to our team members who are so committed to delivering superior solutions and results."

GlobalSCAPE's Managed File Transfer (MFT) products, including Enhanced File Transfer Server™ , Secure FTP Server™ and its industry-leading CuteFTP® product family, allow organizations to intelligently and securely manage sensitive information in motion and at rest, across multiple locations and with customers and business partners. GlobalSCAPE also provides wide area file services (WAFS) solutions that help customers collaborate across wide area networks at local area network speeds. GlobalSCAPE's MFT and WAFS solutions ensure the highest levels of compliance with government data security and privacy regulations, along with corporate security policies and mandates.

About SATAI

SATAI exists to inspire technology innovation and commercialization, create technology companies, and grow them into viable businesses in the San Antonio and Bexar County regional economy. SATAI, as the host of the South Texas Regional Center of Innovation and Commercialization (RCIC), is the South Texas portal for the Texas $200M Emerging Technology Fund, and all applications in a 32 county region from Nueces County (Corpus Christi) to Bexar County (San Antonio) go thru SATAI. For more information on SATAI, visit http://satai.us/. SATAI derives support from the City of San Antonio, the University of Texas at San Antonio, the State of Texas, Bexar County, private companies, individuals and public institutions.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of Cute FTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2008 calendar year, filed with the Securities and Exchange Commission on March 31, 2009.